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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

  IMPATH ACQUIRES PROFITABLE ONCOLOGY REGISTRY COMPANY TO ENHANCE CANCER
   INFORMATION SERVICES CAPABILITIES AND BROADEN CLIENT BASE

NEW YORK, NY, AUGUST 31, 1998 - - IMPATH INC. (NASDAQ NM: IMPH) announced today that it has acquired Medical Registry Services, Inc. ("MRS"), a leading developer and marketer of cancer registry software products that are currently utilized in over 400 hospitals throughout the United States. The products are used to collect and manage critical diagnostic, treatment, follow-up and outcomes data on cancer patients. The two companies, which currently have approximately 200 common clients, began a relationship through a strategic joint venture in January 1997. This acquisition will significantly enhance IMPATH's oncology information capabilities by matching its diagnostic and prognostic data with treatment and outcomes information from MRS. Additionally, it provides IMPATH with an ongoing link to hospitals as its ability to supply them with critical information for optimal disease management will continue to expand.
MRS has highly profitable, annualized revenues of approximately $3,750,000 derived from licensing fees paid by hospitals utilizing its proprietary tumor registry software.

Exclusive of approximately $675,000 of transaction related fees which will be expensed in the third quarter, the transaction, which will be accounted for under the pooling of interests method, is expected to be accretive to earnings on a prospective basis. MRS shareholders will receive 550,000 shares of IMPATH common stock in exchange for all of the outstanding shares of MRS. Headquartered in Hackensack, New Jersey, MRS has approximately 30 employees and will continue to operate from its current location.

Commenting on the announcement, Dr. Anu D. Saad, IMPATH's President and Chief Executive Officer, said, "From our association with MRS over the last 18 months, we
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recognized the excellent growth prospects and synergy between this premier cancer information registry company and IMPATH's unique information resources. This new strategic relationship further

                                  - M O R E -

strengthens our connection with hospitals and physicians in providing them with patient-specific cancer information and in linking that information with treatment decisions and patient outcomes.

"We gain complete access to valuable, evolving tumor registry data while our national sales force builds upon their ongoing sales and marketing efforts to broaden MRS' penetration into hospitals nationwide. Additionally, MRS' expertise and resources complement and enhance our efforts to bring an interactive software interface to our clients that will maximize information flow and sophisticated data collection.

"We are especially pleased to have MRS join the IMPATH family as we continue to expand and market our substantial oncology database to pharmaceutical, biotechnology and contract research organizations to aid in development of new, biologically relevant, cancer therapies. The MRS acquisition will enable us to better leverage our unique information resources in the effective management of cancer and thereby help optimize the outcome for the cancer patient."

IMPATH Inc. is a leading source of cancer information and analyses with a database of over 350,000 analyzed cancer cases to date. IMPATH uses sophisticated technologies to provide patient-specific cancer diagnostic, prognostic and treatment information to more than 4,000 physicians specializing in the treatment of cancer patients, in over 1,650 hospitals and 140 oncology practices.
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This press release contains forward-looking statements about IMPATH's projected growth and its plans for expansion. IMPATH's ability to achieve its projected growth is dependent on a variety of factors, many of which are outside of management's control. Some of the most significant factors, alone or in combination, would be the failure to integrate the businesses acquired by IMPATH successfully, unanticipated disagreements with IMPATH's joint venture partners, an unanticipated slowdown in the health care industry (as a result of cost containment measures, changes in governmental regulation or other factors), an unanticipated failure in the commercialization of IMPATH's evolving outcomes-oriented database, or an unanticipated loss of business. Accordingly, there can be no assurances that IMPATH will achieve its goals for expansion and growth.

Contact: Iris D. Daniels, Director of Investor Relations, IMPATH Inc. (212) 698-0300
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